As filed with the Securities and Exchange Commission on May 13, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Capital One Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1680 Capital One Drive
McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

Capital One Financial Corporation Sixth Amended and Restated 2004 Stock Incentive Plan
(Full Title of the Plan)
Matthew W. Cooper
General Counsel
1680 Capital One Drive
McLean, Virginia 22102
(Name and Address of Agent for Service)
(703) 720-1000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share (1)	12,000,000 shares	$155.605	$1,867,260,000	$203,718.07

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Capital One’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of Capital One’s Common Stock on May 7, 2021, as reported on the New York Stock Exchange.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001091 and the proposed maximum aggregate offering price.

NOTE
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by Capital One Financial Corporation (the “Company” or “Registrant”) relating to an additional 12,000,000 shares of the Company’s Common Stock, par value $0.01 (the “Common Stock”), to be issued under the Capital One Financial Corporation Sixth Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”). The Company previously filed a Form S-8 (File No. 333-117920) registering 8,000,000 shares of Common Stock under the 2004 Plan on August 4, 2004, a Form S-8 (File No. 333-136281) registering an additional 12,000,000 shares of Common Stock under the 2004 Plan on August 3, 2006, a Form S-8 (File No. 333-158664) registering an additional 20,000,000 shares of Common Stock under the 2004 Plan on April 20, 2009, and a Form S-8 (File No. 333-195677) registering an additional 15,000,000 shares of Common Stock under the 2004 Plan on May 5, 2014 (together, the “Prior Registration Statement”), together with all exhibits filed therewith or incorporated therein by reference.
As discussed more fully in the Company’s definitive proxy materials for the Company’s 2021 Annual Stockholder Meeting, the 12,000,000 shares of Common Stock registered on this Form S-8 will be added to the reserve of shares available under the 2004 Plan pursuant to the amendment and restatement thereof.
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021 (the “2020 Form 10-K”);
(2) The Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 7, 2021;
(3) The Company’s Current Reports on Form 8-K filed with the Commission on February 8, 2021, February 9, 2021, February 17, 2021, March 2, 2021, March 12, 2021, March 18, 2021, May 4, 2021, May 7, 2021 and May 10, 2021;
(4) The Description of the Company’s Common Stock included in Exhibit 4.3 to the 2020 Form 10-K.
Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with the Commission’s rules.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this

Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Company’s Exchange Act file number with the Commission is 001-13300.
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad enough to permit the indemnification of the officers and directors of the Company from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”) under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
Article XI of the Company’s Restated Certificate of Incorporation, dated May 1, 2020, and Section 6.6 of the Company’s Amended and Restated Bylaws, dated May 1, 2020 (the “Amended and Restated Bylaws”), provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties. Under the DGCL, to be entitled to mandatory indemnification, a director or officer must have been successful in the defense of a claim or proceeding, or the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests, and with respect to any criminal proceeding, must have had no reasonable cause to believe his or her conduct was unlawful.
As permitted by the DGCL, Article X of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.
The Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Company or, during such time, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Company shall indemnify such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce rights under the indemnification provisions in Section 6.6 of the Amended and Restated Bylaws.
The Amended and Restated Bylaws also provide that the Company shall advance expenses reasonably incurred in connection with any action, suit or proceeding to directors and officers within 20 days of a request, provided that, if required by the DGCL, a director or officer furnishes an undertaking to repay any amounts advanced if it is ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to indemnification for such amounts.
The Amended and Restated Bylaws also provide that indemnification provided for in the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Amended and Restated Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Amended and Restated Bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Amended and Restated Bylaws.

In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Capital One Financial Corporation (as restated May 1, 2020) (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K, filed on May 4, 2020).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated May 1, 2020 (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K, filed on May 4, 2020).

5.1*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1
Capital One Financial Corporation Sixth Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Commission on May 7, 2021).

*	Filed herewith.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 13th day of May, 2021.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Matthew W. Cooper
Matthew W. Cooper
General Counsel
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew W. Cooper and Cleo V. Belmonte, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard D. Fairbank	Chairman, Chief Executive Officer and President	May 13, 2021
Richard D. Fairbank	(Principal Executive Officer)

/s/ Andrew M. Young	Chief Financial Officer (Principal Financial Officer)	May 13, 2021
Andrew M. Young

/s/ Timothy P. Golden	Controller (Principal Accounting Officer)	May 13, 2021
Timothy P. Golden

/s/ Ime Archibong	Director	May 13, 2021
Ime Archibong

/s/ Ann Fritz Hackett	Director	May 13, 2021
Ann Fritz Hackett

/s/ Peter Thomas Killalea	Director	May 13, 2021
Peter Thomas Killalea

/s/ C.P.A.J. (Eli) Leenaars	Director	May 13, 2021
C.P.A.J. (Eli) Leenaars

/s/ François Locoh-Donou	Director	May 13, 2021
François Locoh-Donou

/s/ Peter E. Raskind	Director	May 13, 2021
Peter E. Raskind

/s/ Eileen Serra	Director	May 13, 2021
Eileen Serra

/s/ Mayo A. Shattuck III	Director	May 13, 2021
Mayo A. Shattuck III

/s/ Bradford H. Warner	Director	May 13, 2021
Bradford H. Warner

/s/ Catherine G. West	Director	May 13, 2021
Catherine G. West

/s/ Craig Anthony Williams	Director	May 13, 2021
Craig Anthony Williams